[Global Indemnity plc Logo]

For release:	September 22, 2010
Contact:	Media Linda Hohn Associate General Counsel (610) 660-6862

lhohn@global-indemnity.com

GLOBAL INDEMNITY PLC ANNOUNCES THE RETIRMENT OF
STEPHEN A. COZEN FROM ITS BOARD OF DIRECTORS AND THE
APPOINTMENT OF MARY R. HENNESSY

DUBLIN, Ireland, September 22, 2010 – Global Indemnity plc (NASDAQ: GBLI) – Global Indemnity plc today announced that Stephen A. Cozen, Esq. is retiring from its Board of Directors effective at year-end, and Mary R. Hennessy, FCAS, has joined the Board effective September 20, 2010.

“Steve Cozen served as a distinguished member of the Board since his appointment in 2004. Over his 7 years of service as a Director, Chair of the Board’s Compensation Committee, member of the Board’s Executive Committee, and member of the Board’s Nominating & Governance Committee, Steve made innumerable contributions to our Board’s deliberations, which significantly enhanced the Company. Steve will be greatly missed.” said Saul Fox, Chairman of the Board of Directors and Chief Executive of Fox Paine, LLC, whose affiliates constitute Global Indemnity’s majority shareholder. Steve Cozen is Chairman and Founder of Cozen O’Connor, a leading United States and International law firm renowned for its insurance and litigation practices. “It was a privilege and pleasure to have worked with Saul, the other members of the Board, and senior management on behalf of all Global Indemnity shareholders.” Mr. Cozen said.

“We are delighted to welcome Mary Hennessy, a distinguished Fellow of the Casualty Actuarial Society and among the most highly regarded independent consultants to the property & casualty insurance and reinsurance industry, to Global Indemnity’s Board of Directors,” said Saul Fox, who added: “Mary Hennessy’s keen mind, astute business sense, property & casualty insurance and reinsurance senior management expertise, and boundless energy will be of invaluable benefit to our Board and Global Indemnity more generally.” Mary Hennessy stated: “Having worked with Saul and several other of the GBLI Board members over the course of my career, I am honored to be affiliated with the Company and look forward to applying my experience to add value to the enterprise.” Over the course of Mary Hennessy’s highly accomplished 30 year career in property & casualty insurance and reinsurance, she served as Chief Executive of GMAC Personal Lines Insurance Group, Chief Executive Officer and President of Overseas Partners, Ltd., President and Chief Operating Officer of TIG Holdings, Senior Vice President and Chief Actuary of American Re Corporation, President of Am-Re Services, Inc. and Chairman and Chief Executive Officer of Am-Re Consultants, Inc.

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s five principal divisions include:

•	United States Based Insurance Operations:

•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority;

•	CompGlobal, which provides workers’ compensation insurance.

•	International Reinsurance Operations:

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.